Registration No. 333-__________
As filed with the Securities and Exchange Commission on June 16, 2023
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________
PROFIRE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	20-0019425 (I.R.S. Employer Identification No.)
321 South 1250 West, Suite 1 Lindon, Utah (Address of Principal Executive Offices)	84042 (Zip Code)
____________________
Profire Energy, Inc. 2023 Equity Incentive Plan
(Full title of the plan)
____________________
Ryan W. Oviatt
Cameron M. Tidball
Co-Chief Executive Officers
321 South 1250 West, Suite 1
Lindon, Utah 84042
(Name and address of agent for service)

(801) 796-5127
(Telephone number, including area code, of agent for service of process)
____________________
Copies to:

Jennifer J. Carlson Samuel P. Gardiner Mayer Brown LLP 201 S. Main Street, Suite 1100 Salt Lake City, Utah 84111 (801) 907-2700
____________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
753190320

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Profire Energy, Inc. 2023 Equity Incentive Plan (the “Plan”) as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed with the Commission by Profire Energy, Inc. (the “Company”), are incorporated by reference in this Registration Statement, as of their respective dates:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”);

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

(c)	the Company’s Current Reports on Form 8-K filed on April 27, 2023; and

(d)	the description of the Company’s Common Stock, par value $0.001 per share, as contained in the Registration Statement on Form 8-A filed on March 26, 2014, including any amendment or report filed for the purpose of updating such description filed for the purpose of updating such description, including Exhibit 4.1 to the Annual Report.
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Under the Nevada Revised Statutes, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our Articles of Incorporation, as amended (the “Articles”), provide for indemnification to the fullest extent permitted by Nevada law. Specifically, the Articles provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of any article by the stockholders of the

Company shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Company for acts or omissions prior to such repeal or modification.
The Company’s bylaws provide for indemnification to the fullest extent permitted by law and the Articles for every person who is or was made a party to any action by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise.
We have entered into indemnification agreements with our executive officers and directors indemnifying such officers and directors, to the fullest extent permitted by law, in relation to any event or occurrence related to the fact that such officer or director is or was a director, officer, employee, agent or fiduciary of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise by reason of any action or inaction on the part of such officer or director serving in any capacity set forth in this paragraph. We also maintain an insurance policy for director and officer liability for our officers and directors.
We have been advised that, in the opinion of the Commission, any indemnification for liabilities arising under the Securities Act is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Description
4.1	Articles of Incorporation (incorporated by reference to Exhibit 3.01 to the Registrant’s Registration Statement on Form SB-2 filed on September 24, 2004 (File No. 333-119234)).
4.2
Articles of Amendment to the Articles of Incorporation of Profire Energy, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on February 13, 2009 (File No. 000-52376)).

4.3	Profire Energy, Inc. Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on May 6, 2020 (File No. 001-36378)).
4.4	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.02 to the Registrant’s Form 8-A12G filed on December 27, 2006 (File No. 000-52376)).
5.1*	Opinion of Mayer Brown LLP.
23.1*	Consent of Sadler, Gibb & Associates, LLC, Independent Registered Public Accounting Firm.
23.2*	Consent of Mayer Brown LLP (included in Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney (included with the signatures in Part II of this Registration Statement).
99.1	Profire Energy, Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q filed on May 9, 2023 (File No. 001-36378)).
107*	Filing Fee Exhibit.
* Filed herewith.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lindon, State of Utah, on June 16, 2023.

PROFIRE ENERGY, INC.

By:	/s/ Ryan W. Oviatt
Name: Ryan W. Oviatt Title: Co-Chief Executive Officer and Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ryan W. Oviatt and Cameron M. Tidball, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Cameron M. Tidball
Cameron M. Tidball	Co-Chief Executive Officer (Co-Principal Executive Officer)	June 16, 2023
/s/ Ryan W. Oviatt
Ryan W. Oviatt	Co-Chief Executive Officer and Chief Financial Officer (Co-Principal Executive Officer and Principal Financial and Accounting Officer) Director	June 16, 2023
/s/ Brenton W. Hatch
Brenton W. Hatch	Chairman of the Board	June 16, 2023
/s/ Colleen Larkin Bell
Colleen Larkin Bell	Director	June 16, 2023
/s/ Daren J. Shaw
Daren J. Shaw	Director	June 16, 2023
/s/ Ronald R. Spoehel
Ronald R. Spoehel	Director	June 16, 2023